JACKSONVILLE BANCORP ANNOUNCES QUARTERLY AND ANNUAL EARNINGS

JACKSONVILLE, FLA., February 18/PRNewswire-First Call/--Jacksonville Bancorp, Inc. (NASDAQ: JAXB) reported net income for the fourth quarter of 2009 of $256 thousand, or $.15 per diluted common share, compared to fourth quarter 2008 earnings of $71 thousand, or $.04 per diluted common share.  The Company also reported annual earnings for 2009 of $76 thousand, or $.04 per diluted common share, compared to $35 thousand, or $.02 per diluted common share, in 2008.  Book value per common share at the period end was $15.59.

Total assets were $438.8 million at year end, compared to $434.0 million at the end of 2008.  Net loans increased 2.4% to $384.0 million as of December 31, 2009, compared to $375.0 million as of December 31, 2008.  Total deposits increased 7.3% to $370.6 million, compared to $345.5 million as of December 31, 2008.

During the fourth quarter of 2009, the Company embarked on a deposit gathering campaign.  The “Built for Growth” campaign drove a net increase of $14.3 million in money market deposits.  Additionally, the Company launched its “Virtual Branch” in August 2009.  This, too, proved to be an excellent source of liquidity for the Company, attracting $20.0 million in deposits as of December 31, 2009.  Noninterest bearing deposits increased by $2.9 million to $43.7 million, or 6.9%, compared to the prior year.

The Company continued to exceed regulatory standards of being “well capitalized” with total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital at 11.9%, 9.2% and 8.2%, respectively, at December 31, 2009.

Commenting on the year, Gilbert J. Pomar, III, Jacksonville Bancorp, Inc. President and Chief Executive Officer, stated, “2009 was certainly a challenging year for our Company and the banking industry in general.  Our employees have done a tremendous job in a difficult environment.  It was a year where we concentrated our efforts on the core fundamentals that have driven our success since the Company’s inception—namely, credit quality, new customer acquisition and capital preservation.  We’re also pleased our margins continue to improve.”

Nonperforming assets remained relatively flat at $12.8 million, or 2.9% of total assets, compared to $12.5 million, or 2.9% of total assets, compared to the prior year.  During the fourth quarter and year, the Bank recorded $1.1 million and $4.4 million, respectively, in provision for loan losses, increasing the loan loss reserve to 1.75% from 1.24% a year earlier.

	December 31,
	2009	2008
	(Dollars in thousands)

Nonaccruing loans	$8,745	$12,436
Loans past due over 90 days still on accrual	--	--
Total nonperforming loans	8,745	12,436
Foreclosed assets, net	4,011	89
Total nonperforming assets	12,756	12,525

Allowance for loan losses	$6,854	$4,705

Nonperforming loans and foreclosed assets as a percent of total assets	2.91%	2.89%

Nonperforming loans as a percent of gross loans	2.24%	3.28%

Loans past due 30-89 days, still accruing	$5,308	$1,797

The increase in loans past due 30-89 days (still accruing) is being driven primarily by one loan in the amount of $2.9 million, which continues to perform and is not anticipated to deteriorate to nonaccrual status.

The Company had net loan charge-offs of $648 thousand and $2.2 million during the quarter and year, respectively, compared to $419 thousand and $2.0 million during the same periods in the prior year.  Mr. Pomar went on to say, “The increase in our loan loss reserve was necessitated primarily by an increase in net charge-offs and the ongoing softening in real estate values in our market.”

Net interest income for the fourth quarter of 2009 increased to $3.7 million, compared to the $2.8 million earned in the fourth quarter of 2008.  Interest income for the quarter declined $287 thousand when compared to the prior year as a result of the repricing of our assets in this low interest rate environment along with the impact from nonperforming assets; this was offset by average earning asset growth of $6.1 million from the same period in the prior year.  Interest expense declined by $1.2 million, compared to the linked quarter, as a result of the low interest rate environment; this was offset somewhat by a transition from low-cost wholesale funding into more expensive time deposits.  The net interest margin was 3.47% and 3.23% for the quarter and year, respectively, compared to 2.70% and 2.97% for the comparable periods in 2008, and 3.59% in the third quarter of 2009.

Management expects the margin improvement to stabilize somewhat during 2010 as the strategic focus remains to provide liquidity through local core funding.  Brokered deposits were $35.7 million, or 9.6% of total deposits, at December 31, 2009, compared to $45.8 million, or 13.1% of total deposits, at December 31, 2008.

Noninterest income decreased from $1.2 million for the 12-month period in 2008 to $841 thousand for the same period in 2009.  This is primarily the result of recognizing a $132 thousand write-off in stock of Silverton Bank, N.A. due to its May 2009 failure along with a reduction in Corporate Analysis and NSF fees.

Noninterest expense increased $178 thousand, or 1.8%, for the year ended December 31, 2009, compared to 2008.  During 2008, the Company recorded $468 thousand in merger related expenses as a result of the termination of the merger agreement with Heritage Bancshares, Inc. “The Company remains focused on stringent cost controls during these very difficult times but remains cognizant of the importance of retaining adequate resources to mitigate risks and position ourselves for growth and profitability in the future,” added Pomar.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $438 million in assets and five full-service banking offices.  The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida.  More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties.  The risks, uncertainties and factors affecting actual results include but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes.  The Company’s actual results may differ significantly from the results discussed in forward-looking statements.  Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.

Contact Valerie Kendall at 904-421-3051 for additional information.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands except per share data)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2009

Earnings Summary

Total interest income	$5,817	$6,081	$5,625	$5,681	$6,104
Total interest expense	2,151	2,266	2,556	2,756	3,301

Net interest income	3,666	3,815	3,069	2,925	2,803
Provision for loan losses	1,046	1,070	1,307	938	787

Net interest income after provision for loan losses	2,620	2,745	1,762	1,987	2,016
Noninterest income	230	241	224	146	366
Noninterest expense	2,502	2,528	2,667	2,286	2,328

Income before income tax	348	458	(681)	(153)	54
Income tax provision	92	133	(285)	(44)	(17)

Net income	$256	$325	$(396)	$(109)	$71

Summary Average Balance Sheet

Loans, gross	$392,219	$395,133	$387,232	$382,071	$380,203
Securities	26,033	26,083	26,321	30,344	31,809
Other earning assets	941	525	687	696	1,098

Total earning assets	419,193	421,741	414,240	413,111	413,110
Other assets	19,669	16,127	16,039	16,824	17,456

Total assets	$438,862	$437,868	$430,279	$429,935	$430,566

Interest bearing liabilities	$364,871	$368,071	$362,346	$359,846	$359,466
Other liabilities	46,919	42,968	40,894	42,986	44,470
Shareholders' equity	27,072	26,829	27,039	27,103	26,630

Total liabilities and shareholders' equity	$438,862	$437,868	$430,279	$429,935	$430,566

Per Share Data

Basic earnings per share	$0.15	$0.19	$(0.23)	$(0.06)	$0.04
Diluted earnings per share	$0.15	$0.19	$(0.23)	$(0.06)	$0.04
Basic weighted average shares outstanding	1,749,280	1,748,586	1,748,214	1,748,647	1,748,630
Diluted weighted average shares outstanding	1,750,112	1,749,074	1,748,214	1,748,647	1,760,511
Book value per basic share at end of period	$15.59	$15.42	$15.13	$15.36	$15.35
Total shares outstanding at end of period	1,749,243	1,748,854	1,747,599	1,748,799	1,748,599
Closing market price per share	$9.49	$10.75	$10.50	$8.00	$11.10

Selected Ratios

Return on average assets	0.23%	0.29%	-0.37%	-0.10%	0.07%
Return on average equity	3.75%	4.81%	-5.87%	-1.63%	1.06%
Average equity to average assets	6.17%	6.13%	6.28%	6.30%	6.18%
Tangible common equity to tangible assets	6.21%	6.15%	6.04%	6.22%	6.19%
Interest rate spread	3.17%	3.28%	2.62%	2.47%	2.22%
Net interest margin	3.47%	3.59%	2.97%	2.87%	2.70%
Allowance for loan losses as a percentage of total loans	1.75%	1.63%	1.45%	1.29%	1.24%
Allowance for loan losses as a percentage of NPL's	78.38%	108.49%	38.89%	51.74%	37.83%
Ratio of net charge offs as a percentage of average loans	0.66%	0.28%	0.61%	0.74%	0.44%
Efficiency Ratio	64.22%	62.33%	80.99%	74.44%	73.46%

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands except per share data)

Summary
Balance	December 31,	September 30,	June 30,	March 31,	December 31,
Sheet	2009	2009	2009	2009	2008

Cash and cash equivalents	$5,647	$5,496	$9,345	$6,847	$10,148
Securities	25,371	26,955	25,571	29,035	31,724
Loans,net	384,133	389,082	384,817	378,755	374,993
All other assets	23,660	18,410	17,725	17,350	17,134

Total assets	$438,811	$439,943	$437,458	$431,987	$433,999
	=	=	=	=	=
Deposit accounts	$370,635	$321,603	$321,864	$344,506	$345,544
All other liabilities	40,908	91,380	89,161	60,626	61,610
Shareholders' equity	27,268	26,960	26,433	26,855	26,845

Total liabilities and shareholders' equity	$438,811	$439,943	$437,458	$431,987	$433,999

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands except per share data)

	Twelve Months Ended
	December 31,	December 31,
	2009	2008

Earnings Summary

Total interest income	$23,204	$25,563
Total interest expense	9,729	13,560

Net interest income	13,475	12,003
Provision for loan losses	4,361	3,570

Net interest income after provision for loan losses ....	9,114	8,433
Noninterest income	841	1,178
Noninterest expense	9,983	9,805

Income before income tax	(28)	(194)
Income tax provision	(104)	(229)

Net income	$76	$35

Summary Average Balance Sheet

Loans, gross	$389,208	$370,320
Securities	27,180	31,891
Other earning assets	712	1,607

Total earning assets	417,100	403,818
Other assets	17,170	16,606

Total assets	$434,270	$420,424

Interest bearing liabilities	$363,809	$350,800
Other liabilities	43,451	42,720
Shareholders' equity	27,010	26,904

Total liabilities and shareholders' equity	$434,270	$420,424

Per Share Data

Basic earnings per share	$0.04	$0.02
Diluted earnings per share	$0.04	$0.02
Basic weighted average shares outstanding	1,748,683	1,748,295
Diluted weighted average shares outstanding	1,749,165	1,791,342
Book value per basic share at end of period	$15.59	$15.35
Total shares outstanding at end of period	1,749,243	1,748,799
Closing market price per share	$9.49	$11.10

Selected Ratios

Return on average assets	0.02%	0.01%
Return on average equity	0.28%	0.13%
Average equity to average assets	6.22%	6.40%
Tangible common equity to tangible assets	6.21%	6.19%
Interest rate spread	2.89%	2.46%
Net interest margin	3.23%	2.97%
Allowance for loan losses as a percentage of total loans	1.75%	1.24%
Allowance for loan losses as a percentage of NPL's	78.38%	37.83%
Ratio of net charge offs as a percentage of average loans	0.57%	0.44%
Efficiency Ratio	69.73%	74.39%

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands except per share data)

	December 31,	December 31,
Summary Balance Sheet	2009	2008

Cash and cash equivalents	$5,647	$10,148
Securities	25,371	31,724
Loans,net	384,133	374,993
All other assets	23,660	17,134

Total assets	$438,811	$433,999

Deposit accounts	$370,635	$345,544
All other liabilities	40,908	61,610
Shareholders' equity	27,268	26,845

Total liabilities and shareholders' equity	$438,811	$433,999